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EXHIBIT 10(ee)

Template for communication to employee Directors who are decelerating pursuant to The Dow Chemical Company Retirement Policy for Employee Directors

LETTER—RETIREMENT POLICY FOR EMPLOYEE DIRECTORS

DATE

NAME
LOCATION

Subject: Retirement Policy for Employee Directors

        Effective on DECELDATE, your compensation package will be decelerated in keeping with The Dow Chemical Company Retirement Policy for Employee Directors.

        Your prior position will be continued through LASTDAY. Beyond that date, you will serve at the discretion of management as a senior consultant and you will receive your assignments from the chief executive officer. You may stand for reelection as a director until your retirement date subject to being nominated by the Committee on Directors and approved by the full Board.

Compensation

        Beginning DECELDATE, your salary will be a percentage of your base salary plus %PERCENT of your base salary prior to entering into this policy. Using your LASTMONTH base compensation, your annualized base salary is $ANNBASESAL and %PERCENT of this amount is $PAAMT, for a new base of $DECELBASESAL. Your new salary will be as follows:

FROM1 through TO1:	$DECELSAL1
FROM2 through TO2:	$DECELSAL2
FROM3 through TO3:	$DECELSAL3
FROM4 through TO4:	$DECELSAL4
FROM5 through TO5:	$DECELSAL5

        Your retirement will be effective RETDATE.

Insurance Programs

Business Travel Accident Insurance (BTA)

        BTA insurance will continue to be calculated on your current salary. Your coverage is $BTAAMT until retirement.

Life Insurance

        Your Company-Paid Life Insurance Plan coverage is one times (1X) your annual salary prior to entering this policy ($ANNSAL). This coverage will continue for your lifetime.

        Your Employee-Paid Life Insurance Plan coverage is currently EPLIPX times (#X) your annual salary, or $1,500,000, which is the Plan's maximum. You may continue your participation in the Employee-Paid Life Insurance Plan until your Retirement, at which time you will be age 65 and no longer eligible for coverage. You will have 31 days from the date of Retirement to convert your coverage to an individual non-term life insurance policy through MetLife without having to prove insurability.

        Also, as a former Executive Split Dollar Life Insurance Plan participant, you have additional Employee-Paid Life Insurance Plan coverage of one times (1X) your annual salary ($ANNSAL), which is not subject to the $1.5 million Plan maximum. This additional coverage will continue for your lifetime, as long as you pay the required premium. Note that you may cancel this coverage at any time, or you may elect to waive the coverage at Retirement; however, if you cancel or waive this 1X Split Dollar Life replacement coverage, you will not be eligible to re-enroll in the future.

        Your executive supplemental life insurance plan, Guardian Life Insurance ($GLIAMT), will continue until you retire, at which time you will be contacted by Guardian Life regarding conversion of this coverage.

Medical and Dental Insurance

        You may continue the Dow active-employee programs of medical and dental coverage until retirement under our present policies. At retirement, you will be eligible for retiree medical coverage. Assuming you enroll in Medicare when you reach age 65, your Dow medical coverage will continue at retiree rates.

        Dental coverage ceases upon retirement. However, under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), you will be eligible to continue your dental assistance plan at your expense for a maximum of 18 months following retirement.

Other Benefits Programs

        You may continue participation in the following benefits programs while you remain an active employee paid by a U.S.-based payroll: Dependent Life Insurance, Employee and Spouse Voluntary Group Accident Insurance, Long-Term Disability, Retirement Health Care Assistance Plan, Health Care Reimbursement Accounts, Dependent Care Reimbursement Accounts, and the Elective Deferral Plan. You may change your level of participation during normal open enrollment periods.

        Until you retire, you will continue to participate, at Company expense, in the Executive Physical Examination and the Personal Residence Security System programs. You may continue to participate in the Executive Tax and Financial Planning program. Your Personal Excess Liability Insurance will expire on PELIXDATE.

Retirement

        Your retirement benefit has been calculated based on an effective retirement date of RETDATE, at 65 years of age, and your current marital status. For purposes of pension calculations, your annual compensation from FROM1 through TO5 is subject to the salary schedule as noted above. The highest consecutive three-year average (HC3A) for your pension calculation is:

YEAR1	$COMP1
YEAR2	$COMP2
YEAR3	$COMP3

For an average of	$HC3A

        The Level Benefit Option amounts shown below are estimates of your total annual pension benefit. Additional information regarding these election options will be provided to you prior to your Retirement date. Your estimated total pension income, depending on the option you choose, is:

Annual Pension Assuming Retirement on RETDATE
Level Benefit Option
	Retiree	Spouse
0% Survivor Benefit	$RETPEN0
50% Survivor Benefit	$RETPEN50	$SRVPEN50
100% Survivor Benefit	$RETPEN100	$SRVPEN100

        In the event you retire prior to RETDATE, your benefit will be recalculated based upon actual HC3A and years of service at retirement. If you should die while still an employee, your survivor benefit will be recalculated based upon actual years of service to the end of the month in which death occurred.

Salaried Employees' Savings Plan

        You may actively participate in the Salaried Employees' Savings Plan until your retirement with contributions, subject to government regulations, based on your actual pay as scheduled on Page 1.

Vacation

        Board members covered by this policy are encouraged to use their vacation allotment as there will be no payment for unused vacation.

Inflation

        The new salary schedule is not adjusted for cost-of-living trends.

Stock Options, Deferred Stock, Etc.

        Any existing long-term incentives which you have been granted remain in effect as committed to you in the terms and conditions of the grants. Under the terms of the Retirement Plan for Employee Directors, you will not be eligible for additional long-term incentive grants.

Other

        You will continue to be subject to Section 16 reporting requirements. Additionally, your compensation under this plan will be disclosed as appropriate within the annual Proxy Statement and as otherwise required by SEC regulation.

        You will continue to be an employee of The Dow Chemical Company until retirement and, as such, could be affected by changes in any of the above programs. If you have any questions, please contact the Global Director of Compensation and Benefits.

Chairman
Compensation Committee

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LETTER—RETIREMENT POLICY FOR EMPLOYEE DIRECTORS